Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 8, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of Alliance One International, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 31, 2015.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

August 21, 2015